Exhibit 10.38

SEPARATION AND RELEASE AGREEMENT

Throughout this Separation and Release Agreement (“Release” or “Agreement”), the words (1) “we”, “us”, “our” and “BrightSource” refer to BrightSource Energy, Inc. and all of our subsidiaries and affiliates and our and their officers, directors, employees, agents and attorneys, and (2) “you,” “your,” and “yours” refer to you, Carlos Aguilar, and all of your heirs, successors and assigns.

You were employed by us in the role of Senior Vice President, Project Execution and International Development, and your employment in that role is ending on December 2, 2011;

We and you wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that you may have against us, including, but not limited to, any and all claims arising or in any way related to your employment with or separation from us;

THEREFORE, in consideration of the promises made by you and us below, we and you agree as follows:

1.	Consideration. We are giving you valuable consideration in connection with this Release, including the following:

a.

We will continue to pay you the amount of your current base salary (equal to the gross annual amount of $250,000), less required payroll deductions and withholdings, through regular periodic installments according to our customary payroll practices, for a period of one year following the date of your resignation (“Salary Continuation”), and subject to the following limitations. Our obligation to pay you the Salary Continuation described above will cease, and we will thus stop making Salary Continuation payments, on December 2, 2012.

b.

In addition to the Salary Continuation Pay, if you elect COBRA coverage, then BrightSource will continue to pay its portion of the premiums on any health insurance you currently receive through BrightSource until December 2, 2012 or until such time as you obtain medical insurance coverage for you and your dependents through another employer or provider, whichever occurs earlier.

c.	We also will provide you with six months of standard outplacement services offered through Lee Hecht Harrison.

The Salary Continuation Pay and other consideration described in this paragraph will cumulatively be referred to as your “Severance Pay”.

2.

General Release of Claims.  In return for the Consideration described above, you agree to release us and our Professional Employer Organization, TriNet Group Inc., from all obligations, liabilities, suits, actions, causes of action, controversies, agreements, promises, and claims in law or equity (“Claims”), which you may now have, ever had, or will ever have against us relating to, or arising out of, your employment by us and all events, acts or omissions of any kind that have occurred up until the date this Release becomes effective, whether or not you now know of any such Claims.

By signing this Release, you waive, release and forever discharge us from any claims, suits, charges or allegations existing on the date you signed the Release, including but not limited to contract claims such as wrongful discharge or breach of contract, tort claims such as negligence, fraud, fraudulent inducement, or defamation, and anti-discrimination or equal employment opportunity claims you may have, including, but not limited to, any federal, state, local or administrative claims arising under the following (in each case as amended to date):

(a)	the Civil Rights Acts of 1866, 1870 and 1871;
(b)	the Equal Pay Act of 1963;
(c)	Title VII of the Civil Rights Act of 1964, as amended;
(d)	The Civil Rights Act of 1968;
(e)	the Age Discrimination in Employment Act;
(f)	the Family and Medical Leave Act;

(g)	the Rehabilitation Act of 1973;
(h)	the Vietnam-Era Veterans’ Readjustment Assistance Act of 1974;
(i)	the Veteran’s Reemployment Rights Act;
(j)	the Immigration Reform and Control Act;
(k)	the Americans with Disabilities Act of 1990;
(l)	the Employee Retirement Income Security Act of 1974, as amended (except for any vested benefits under any tax qualified benefit plan);
(m)	the Civil Rights Act of 1991;
(n)	the Older Workers’ Benefits Protection Act;
(o)	the California Fair Employment and Housing Act;
(p)	California Labor Code § 1102.5, relating to political activity by employees;
(q)	any applicable federal, state, or local anti-discrimination or equal employment opportunity statues or regulations; and,
(r)	California Labor Code section 970 et. seq.

3.

Age Discrimination Claims.  You understand and agree that, by executing this Release, (i) you waive any rights or claims you presently may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) you have received consideration beyond that to which you would be entitled without signing this Release; (iii) you have been advised to consult with an attorney before signing this Release; and (iv) you have been provided the opportunity to evaluate the terms of this Release for not less than twenty-one (21) days prior to your signing the Release.

Additionally, you have the right to revoke this Release (by written notice to the Senior Vice President of Human Resources and Administration, Lynda Ward Pierce, for a period of seven (7) days after you sign this Release, and it will become enforceable only upon the expiration of this revocation period without your prior revocation. If the seventh day falls on a weekend or legal holiday, then the revocation period shall expire on the next business day. Any discussions or negotiations over the terms of this Release will not extend or require a new twenty-one day period for your consideration of this Release.

4.	By signing this Release, you acknowledge and agree that:

(a)	You have been encouraged and urged in writing to consult with an attorney of your choice before signing this Release;

(b)	You have carefully read and understand the terms of this Release;

(c)

You have signed this Release freely and voluntarily and without duress or coercion and with full knowledge and understanding of its significance and consequences of the rights relinquished, surrendered, released and discharged hereunder;

(d)

The only consideration for signing this Release is set forth herein, and no other promise, agreement, or representation of any kind has been made to you by any person or entity to cause you to sign this Release; and,

(e)

You have previously executed a CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT, are familiar with its terms and understand that its terms remain in effect, and agree to abide by those terms with respect to your post-employment activities.

5.

To the extent permitted by law, you will not commence, maintain, or participate in any action or proceeding against us regarding any event, act or omission that precedes your signing of this Release, either on your own behalf or on behalf of any other person or class. This Release does not prohibit you from engaging in lawful activities such as contacting regulatory agencies such as the U.S. Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing to report concerns about possible illegal conduct, or participating in or cooperating in any investigations undertaken by such agencies. However, this Release does preclude you from personally recovering any monetary award as a result of such concern(s) or complaint(s).

6.

This Release is a general release of all Claims you have or may have against us. This Release does not extend to any rights which as a matter of law cannot be waived by you, including but not limited to rights to indemnity or reimbursement under Labor Code §2802.

7.

This Release extends and applies to all unknown, unsuspected and unanticipated claims, liens, injuries and damages as well as those now known to you. Thus, you hereby expressly waive any and all rights granted to you under Section 1542 of the California Civil Code or any analogous state law or federal law or regulations, if applicable. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Accordingly, you understand and acknowledge that you may later discover facts different from or in addition to those you know or believe to be true regarding the matters released, and even so you agree this Release shall remain effective in all respects notwithstanding any later discovery of different or additional facts.

8.

This Release applies in all jurisdictions. This Release shall be governed by California law, without regard to its choice of law principles. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect.

9.

You will return all of our property in your possession. Our property includes, but is not limited to, office and building keys, card keys, computer, e-mail and voice mail passwords, company documents, business development and potential and actual customer and product lists and information, equipment, supplies, company credit cards, and any other property belonging to us.

10.

Notwithstanding the termination of your employment on December 2, 2011, we and you agree that you will make yourself available to provide consulting services to us on an as needed basis with respect to certain matters related to your past experience with us for a period of four months (ending March 2, 2012). We will compensate you for any such consulting services at the rate of $150 per hour.

11.	You will not disparage, defame or otherwise malign us in any way.

12.	This Release may only be changed in writing and any change must be signed by both you and us.

13.

You understand that you should forward to our Human Resources department any third parties who may be interested in confirming your employment with us. Human Resources will provide information to such individuals consistent with our neutral reference policy by providing information regarding the dates of your employment and the position(s) in which you worked.

14.

You acknowledge that during your employment with us, you had access to certain confidential trade secret information belonging to us including, but not limited to, financial information as well as the identity and skills of certain personnel with whom you worked or supervised. Accordingly, you agree you will not take any action to solicit any of our employees with whom you worked or whom you supervised during your employment with us for a period of one year from the date your employment with us ends.

15.

You affirm you have not filed or caused to be filed any claim, complaint or action against us with any court, forum or administrative agency. You also acknowledge that you have been paid or have received all leave (paid or unpaid), compensation, wages (including accrued unused vacation and personal days), bonuses, commissions and/or benefits to which you may have been entitled and that no other leave, compensation, wages, bonuses, commissions or benefits are due you except as provided in this Release. You furthermore affirm that you have no known workplace or occupational injuries or illnesses that have not already been reported to us, and have been provided and not been denied any leave requested under the Family and Medical Leave Act, the California Family Rights Act, or any other state leave laws. You also affirm that all of BrightSource’s decisions regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by us, or any of our officers, including any allegations of corporate fraud. This Release does not limit either of our rights, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.

16.

You agree that, except as necessary in communications with your attorneys, financial advisors, spouse or registered partners, or as compelled by law, or in any legal action to enforce or interpret any provision of this Release, that you will keep the terms of this Release completely confidential.

17.

You understand that we will only pay you the Severance Pay described above if you sign this Release.  This Release is being delivered to you (or your designated attorney) on December 1, 2011, and you must return the signed Release by 5 p.m., Pacific Standard Time, on December 23, 2011 to Lynda Ward Pierce, Senior Vice President of Human Resources and Administration, or this agreement will be automatically revoked.  We will begin paying you the Severance Pay as soon as practicable after your resignation date or the eighth day after you return to us a signed version of this Release, whichever is later.

18.

By signing below, you knowingly and voluntarily enter into this Release, and you waive, release and forever discharge BrightSource Energy, Inc and all of our subsidiaries and affiliates, as well as our and their officers, directors, employees, agents and attorneys, from any and all claims you might otherwise bring against us.

I, CARLOS AGUILAR, FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS SETTLEMENT AND RELEASE AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST BRIGHTSOURCE ENERGY, INC.

ACKNOWLEDGED AND AGREED:

Carlos Aguilar

/s/ Carlos Aguilar	12/1/11
Signature	Date

ACKNOWLEDGED AND AGREED:
BrightSource Energy, Inc.

/s/ Lynda Ward Pierce	12/1/11
By Lynda Ward Pierce	Date
Senior Vice President,
Human Resources and Administration

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